EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this "**Agreement**") is made and entered as of November 9, 2007, but effective January 3, 2008 (the "**Effective Date**"), by and between George D. Petito, a resident of the State of Pennsylvania ("**Petito**"), and Wound Care Innovations, L.L.C., a Nevada limited liability corporation having its principal place of business at 777 Main Street, Suite 3100, Fort Worth, Texas 76102 ("**Wound Care**"). Petito and Wound Care are sometimes each referred to herein as a "**Party**" and collectively, as the "**Parties**".

RECITALS:

A. Subject to and conditioned upon the execution and delivery of the Agreements, AN and Customer have executed a Manufacturing Agreement.

B. Subject to and conditioned upon the execution and delivery of the Agreements, AN and Customer have executed an Exclusive Patent and Trademark License.

C. The Parties desire to provide for the exclusive license of a certain non patented products.

I.
DEFINITIONS

The following terms shall have meanings ascribed to them below:

I.1 "**Affiliate**" means, as to either Party, any entity or person controlling, controlled by, or under common control with such Party.

I.2 "**External Wound Care**" means the treatment of external, tunneled or undermined wounds (including, without limitation, pressure ulcers (Stages I-IV), venous stasis ulcers, diabetic ulcers, ulcers resulting from arterial insufficiency, surgical wounds, traumatic wounds, first and second degree burns, superficial wounds, cuts, scrapes, skin tears, skin flaps and skin grafts).

I.3 "**Field of Use**" means the worldwide human health care market (excluding the veterinary, nutritional and injectibles markets as well as all other uses) and subject to the exceptions set forth in Section 2.2 below.

I.4 "**Licensed IP**" means the formulations and specifications for the Products.

I5 "**Proprietary IP**" means all of the materials currently held by Iron Mountain under Depositor Number 26694-26706.

I6 "**Patent**" means U.S. Patent No. 6,136,341, and all reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, and divisions of such patent;

provisional patent applications that are or will be continuations or continuations in part of such patent; and foreign counterparts to any of the foregoing, including without limitation utility models.

I7 **"Products"** means any products developed through the application of the Licensed IP and the inventions disclosed under the Patent (including, without limitation, the Products listed on Exhibit A attached hereto)

I.8 **"Patent License"** means the Exclusive Patent and Trademark License between Applied Nutritionals, LLC and Wound Care Innovations, LLC.

I.9 **"Manufacturing Agreement"** means the Manufacturing Agreement between Applied Nutritionals, LLC and Wound Care Innovations, LLC

I.10 **"Agreements"** mean this agreement, the Patent License, and the Manufacturing Agreement.

II.
GRANT OF EXCLUSIVE LICENSE BY PETITO TO WOUND CARE

II.1 Subject to the terms and conditions of this Agreement, and except as provided in Section 2.2 below, during the Term (as hereinafter defined), Petito hereby grants to Wound Care a non-revocable, exclusive, sublicenseable, transferable right in and to the Licensed IP to sell, export, market and distribute, Products for External Wound Care (including, without limitation, the products listed on Schedule A attached hereto) in the Field of Use.

II.2 Notwithstanding anything in Section 2.1 to the contrary:

(a) Petito may, through one or more intermediaries, continue to apply the Licensed IP toward the manufacture and marketing of collagen products containing silver;

(b) Petito may, through one or more intermediaries, continue to apply the Licensed IP toward the manufacture of products for resale by Perfecta and Prestige Brands at such party's current prices for such products, subject to adjustment for manufacturing cost increases;

(c) If, one year following the Effective Date, Wound Care has not sold any Products to the dental or retail markets(other than through Perfecta), then Wound Care will relinquish its license to market Products to such sectors; and

(d) Petito may manufacture and distribute Products for any use outside the Field of Use.

(e) In addition, upon a Change in Control (as defined in the Manufacturing Agreement), the Qualified Corporate Successor (as defined in the Exclusive Patent and

Trademark License) shall have the non-revocable, exclusive, sublicenseable, transferable right and license to make, have made and use the Licensed IP.

III.
MANUFACTURING OF PRODUCTS

III.1

IV.
TITLE AND OWNERSHIP

IV.1 Except as provided in this Agreement, Petito shall own and retain all rights, titles and interests in, to and under the Licensed IP.

V.
ROYALTIES

V.1 In consideration for the granting of the License as provided in Section 2.1 above, Wound Care shall pay the following royalties to Petito:

(a) On the Effective Date of this Agreement by the Parties, Wound Care shall pay to Petito, by check, US$45,000, representing payment of up front royalty fees (which shall not be credited against or reduced by future sales); and

(b) Upon execution of this Agreement by the Parties, Wound Care shall cause its parent corporation, MB Software Corporation, a Texas corporation ("**Parent**"), to issue to Petito 1,000 shares of Series A Preferred Stock of Parent as described in the Certificate of Designations, in substantially in the form of Exhibit B attached hereto, on the condition that Petito execute and deliver to Parent a Subscription Agreement, in substantially the form of Exhibit C attached hereto; and

(c) On or prior to the first (1st) anniversary of the Effective Date, Wound Care shall pay to Petito, by check, US$200,000, representing up front royalty fees (which shall not be credited against or reduced by future sales) (the "**Second Payment**").

V.2 In addition to the above, Wound Care agrees to pay the following additional royalties to Petito:

(a) Wound Care agrees to pay Petito a royalty of seven and one-half percent (7.5%) of Wound Care's Gross Sales (as defined below) of Products; provided, however, upon delivery by Wound Care to Petito of the Second Payment, such royalty shall decrease from seven and one-half percent (7.5%) to one and one-half percent (1.5%) (the "**Royalty**"). As used herein, "**Gross Sales**" means amounts actually received by Wound Care from sales of Products during any calendar quarter, less returns resulting from defective products that are not replaced by the supplier, sales and use taxes and shipping charges.

(b) All Royalties will be due and payable on a calendar quarterly basis, on or before the forty-fifth (45th) day immediately following the calendar quarter in which Gross Sales are received, together with a quarterly report detailing the quantity of Products sold, amounts received, the total royalty due for the immediately preceding calendar quarter and the calculations used to arrive at those amounts (the "**Royalty Report**").

(c) The parties acknowledge and agree that Royalties (and any Gross Sales) shall only be calculated for the first sale of a Product. For example, if a Product is sold by Wound Care, later returned (other than for a product defect) and subsequently resold by Wound Care, the Royalty (and Gross Sales amounts) shall only be calculated on the first sale.

(d) Wound Care will permit Petito, once per year, to audit Wound Care's books and records related to the Product, at reasonable times and with reasonable notice, for the purpose of verifying Wound Care's adherence to the terms and conditions of this Agreement. Any audit requested by Petito will be conducted during Wound Care's regular business hours, will comply with Wound Care's normal security procedures, and will not unreasonably interfere with Wound Care's business operations. All out-of-pocket costs associated with an audit will be paid by Petito, unless the audit discovers a discrepancy of ten percent (10%) or more in the amounts reported to Petito, in which case all reasonable out-of-pocket costs will be paid by Wound Care

V.3 Each Party shall bear and pay all taxes (including, without limitation, sales, excise, value added, use taxes and similar taxes) applicable to such Party pertaining to this Agreement, the payments hereunder and the manufacture, sale or distribution of the Products.

VI.
TERM AND TERMINATION

VI.1 The term of this Agreement commence on the Effective Date and shall run coterminous with the life of the Patent (the "**Term**") unless terminated sooner in accordance with the Agreements.

VI.2 Notwithstanding Section 7.1 above, upon the showing of default of any material term or provision of this Agreement, the non-defaulting party may terminate this Agreement without liability, but only after sending the defaulting party a written notice specifying and explaining in detail the nature and character of such default and the failure of the defaulting party to cure such default within thirty (30) days of receiving such notice, except in the case of a default in the payment of any amounts owed, for which the cure period shall be five (5) days.

VI.3 Subject to Section 6.4, upon termination of this Agreement, Petito will permit Wound Care to continue to sell and distribute Product which it has contracted to do so with any third parties, for a period not exceeding six (6) months from the effective date of termination. During such period Wound Care shall not compete with AN by selling or promoting any competitive products in the marketplace, in which event, Wound Care shall continue to pay Royalties to Petito as provided in Section 5.2 above. The provisions of this Section 6.3 shall survive the termination of this Agreement.

VI.4 In the event that this Agreement is terminated by AN due to Wound Care's default, the licenses and all other rights held by Wound Care with respect to the Licensed IP and the Products shall immediately terminate and:

(a) the licenses and all other rights held by Wound Care with respect to the Proprietary IP, the Licensed IP, the Patent, and the Products shall immediately terminate and Petito shall have the right to acquire all Wound Care's business assets, including, but not limited to, customer contracts at the then current market value of such assets; provided, however that all customer lists and sales records of Products shall be assigned and transferred by Wound Care to Petito at no cost and expense; and

(b) for a three-year period beginning on the date of such termination, Wound Care shall not, by its self or on behalf of any other party, directly or indirectly, market, sell, distribute, or otherwise promote any collagen based external wound care product or any Products the subject of the Agreements.

VII.
WARRANTIES

VII.1 Wound Care represents and warrants to Petito that Wound Care has full power and authority (including full limited liability company power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement

constitutes the valid and legally binding obligation of Wound Care, enforceable in accordance with its terms and conditions, except as such enforcement is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally, and (b) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

VII.2 Petito represents and warrants to Wound Care that Petito has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Petito, enforceable in accordance with its terms and conditions, except as such enforcement is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors' rights generally, and (b) general principles of equity, including concepts of reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). Petito further represents and warrants to Wound Care that to his knowledge, the Licensed IP does not violate the intellectual property rights of any third party.

VII.3 EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS SET FORTH IN ARTICLE X BELOW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES WHETHER FORESEEABLE OR NOT, ARISING FROM OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE USE OR SALE OF PRODUCTS.

VII.4 Petito makes no representations or warranties of any kind concerning the market for the Products or Wound Care's potential earnings through sales of the Product.

VIII.
CONFIDENTIALITY

VIII.1 The Parties each recognize that they may exchange "Confidential Information" (as defined below) during the terms of this Agreement. For purposes of this Section 9.1, the Party disclosing such Confidential Information shall be referred to as the "**Discloser**," and the Party receiving such Confidential Information shall be referred to as the "**Recipient**."

VIII.2 Recipient has no rights or interest in any Confidential Information of Discloser, and during the term of this Agreement and thereafter, Recipient shall not use, for Recipient's own benefit (except to perform its obligations under and to effectuate the intent of this Agreement), or disclose to any other person, corporation or other entity any Confidential Information disclosed to or acquired by Recipient, except with the prior written authorization of an officer of Discloser. Recipient shall ensure that any of its shareholders, directors, officers, employees, agents, servants, independent contractors, subsidiaries or affiliates that are given access to Discloser's Confidential Information will

be bound, by contract, work rules or otherwise, by the same obligations of confidentiality as are provided for herein.

VIII.3 For purposes of this Agreement, "**Confidential Information**" shall mean any confidential information relating to either party or its business including, but not limited to, information and data concerning names and other characteristics of actual or potential customers of Discloser that such party has procured in accordance with this Agreement, unpublished financial information including sales and cost figures and projections, tax records and calculations, accounting procedures, personnel records, and the processes or techniques employed or being evaluated by Discloser, and related know-how and information, now and hereafter developed. "**Confidential Information**" shall not include information which is (i) now or which subsequently becomes (otherwise than in breach of this Agreement) public knowledge; (ii) properly known to Recipient at the time of receipt of the same from Discloser; (iii) at any time received in good faith by the Recipient from a third party having the right to disclose the same; or (iv) independently developed by Recipient, provided that the person or persons developing the same have not used the Confidential Information of Discloser.

VIII.4 Upon the expiration, termination or cancellation of this Agreement for any reason, Recipient shall, upon request by Discloser, return all physical embodiments of the Confidential Information received from Discloser, and Recipient shall continue for a period of five (5) years to treat as strictly confidential all Confidential Information received from Discloser. Recipient shall not release any Confidential Information to any other person or entity, either by declaration, deposition or as a witness except upon prior written notice to Discloser, which notice shall provide reasonable opportunity for Discloser to take any appropriate measures, and Recipient shall fully cooperate with Discloser, to provide for the confidential treatment of all such Confidential Information so disclosed. Discloser shall be entitled to obtain an injunction or restraining order by any court of competent jurisdiction to enjoin or restrain the unauthorized use or disclosure by Recipient of any Confidential Information, along with all other remedies available at law and the costs and reasonable attorneys' fees related to enforcing this Agreement.

VIII.5 The provisions of this Article IX shall survive for a period of five (5) years following the termination or expiration of this Agreement.

IX.
INDEMNIFICATION; INFRINGEMENT BY OTHERS; PATENT MATTERS

IX.1 Petito shall indemnify, defend, and hold harmless Wound Care and its officers, directors, agents, customers and shareholders from any and all damages, loss, liability, expense (including without limitation, reasonable, out-of-pocket expense of investigation and attorney's fees) and costs incurred or suffered by them on account of any actual or alleged injury to person or property by reason of the gross negligence of Petito, including trademark or patent infringement claims related to the IP, unless such damage is solely due to an unauthorized representation regarding the Product or due to the negligence of Wound Care, in which case there shall be no obligation upon Petito to indemnify Wound Care

hereunder. Notwithstanding the foregoing, Petito's indemnity obligation hereunder shall be limited to the sum of $40,000.00.

IX.2 Wound Care shall indemnify and hold harmless Petito and its officers, directors, agents and shareholders from any and all damage, loss, liability, expense (including, without limitation, reasonable out-of-pocket expense of investigation and attorneys' fees) and costs incurred or suffered by them on account of any actual or alleged damage to person or property arising out of the actions, omissions, negligence or intentional misconduct of Wound Care in selling or marketing of the Products, unless such damage is solely due to the actions, omissions, negligence or intentional misconduct of Petito, in which case there shall be no obligation upon Wound Care to indemnify Petito hereunder.

IX.3 Each Party shall promptly inform the other Parties in writing of any alleged infringement of the Licensed IP by a third party of which it has knowledge and provide any available evidence of such infringement to the other Party. In the event it is alleged that a third party is or has infringed Supplier's intellectual property rights in or to the Products or in the use or composition of the Products (the "**Property Rights**"), Petito shall have the right to institute and diligently prosecute proper legal proceedings at its own expense. In the event that Petito fails to institute such proceedings within thirty (30) days from receipt of written notice by Wound Care advising Petito that a third party is infringing upon the Property Rights, Wound Care, at its own expense, may institute suit for infringement under its own name and join Petito as a party-plaintiff to such suit. In the event that Wound Care institutes a suit in accordance with the foregoing sentence Petito may be represented by its own counsel at its own expense, and any recovery of damages in the suit shall belong to Wound Care. Notwithstanding the foregoing, in the event that Petito is joined as a party-plaintiff and participates in the suit or participates in the suit as an intervenor, Petito shall be entitled to recover a portion of any damages, including any damage enhancements, based on its financial contribution with respect to such participation as well as any damages Petito suffered..

IX.4 Left blank intentionally.

IX.5 Subject to the approval of Petito's attorney, Petito shall execute any and all papers, documents or other instruments which may be reasonably necessary or desirable to effect the right to file suit and litigate granted to Wound Care under Section 9.3 above, and also to execute any and all papers which may be found necessary or desirable in any suits brought under and pursuant to this Agreement; and Petito further agrees that he will testify in any litigation, whenever requested to do so by Wound Care, provided, however, that if Petito is not a party to the suit, Petito shall be reimbursed for all costs and expenses associated with such testimony, including but not limited to reasonable and necessary attorney's fees.

IX.6 If any Property Right is declared to be invalid or unenforceable by a court or by the United States Patent & Trademark Office, then Wound Care may elect in writing to be immediately released of, and from, any and all obligations under this Agreement, and this Agreement shall be deemed to be terminated.

IX.7 During the Term, Wound Care shall assist Petito in maintaining the life and effectiveness of the Patent by reimbursing Petito the cost of any Patent maintenance fee or other fees, costs, or expenses required by the USPTO to maintain or extend the life of the Patent and by executing any documents that may be required to maintain and extend the life of the Patent. Additionally, Wound Care shall assist Petito in product development of any products which might be the subject of this agreement and shall reimburse Petito for all development fees, costs, and expenses associated with such product development.

IX.8 The provisions of this Section Article IX shall survive termination of this Agreement.

X.
GENERAL PROVISIONS

X.1 The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and permitted assigns. Without the prior written consent of each of the other Parties, no Party may assign, delegate, or transfer the Agreement or any of its rights or duties hereunder, (including, but not limited to, the sale or transfer of any amounts owed by one party to the other) to any third party. Any attempted assignment or delegation in violation of this section shall be void and at no time shall have any legal validity. Notwithstanding the foregoing, each Party may assign its rights and duties hereunder in connection with a merger, consolidation, spin-off, corporate reorganization, acquisition, or sale of all or substantially all the assets of such Party.

X.2 This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, without regard to its choice of laws principles. The parties hereto agree that the exclusive jurisdiction of any case or controversy arising under or out of this Agreement shall be in the state or federal courts located in the Commonwealth of Pennsylvania, and each of the parties hereby consents to the jurisdiction of such courts.

X.3 In performing their respective duties under this Agreement, each of the Parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between or among the Parties, or be construed to evidence the intention of the Parties to establish any such relationship. No Party will have the power to bind any other Party or incur obligations on any other Party's behalf without such other Party's prior written consent.

X.4 Except as otherwise specifically provided herein, no modification to this Agreement will be effective unless assented to in writing by the Party to be charged. No waiver of any rights will be effective unless assented to in writing by the Party to be charged, and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

X.5 Any notification that is to be given to either Party by the other Party pursuant to the provisions of this Agreement shall not be effective unless delivered by a nationally recognized overnight delivery service by certified, return receipt at the addresses first

written above. All such notices shall be deemed effective on the business day after such notice is placed with the overnight delivery service.

X.6 The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

X.7 The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be legal, valid and enforceable.

X.8 This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior or contemporaneous proposals, oral or written, understandings, representations, conditions and all other communications among the Parties relating to such subject matter. Any other terms or conditions shall not be incorporated herein or be binding upon any of the Parties unless expressly provided herein or agreed to in writing by all of the Parties.

X.9 No delay or omission by any Party to exercise any right or power hereunder shall impair any right or power or be construed to be a waiver thereof. A waiver by any of the Parties of any of the covenants, conditions or agreements to be performed by any of the other Parties or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant, condition or agreement contained herein. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any Party at law, in equity or otherwise, and may be enforced concurrently therewith or from time to time.

X.10 This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together will constitute one instrument.

XI

Reports. Within thirty (30) days after the end of each calendar quarter Customer shall make a written report to Petito setting forth the Gross Sales and the name and address of each person constituting the Gross Sales of Products. If there are no Gross Sales, a statement to that effect must be made by Customer to AN.

Books and records. Customer shall keep books and records in such reasonable detail as will permit the reports provided above.

XII

Customer shall pay to Petitio a minimum annual royalty of $187,500.00 on January 3, 2010 if the royalties paid for the prior calendar year (i.e. 2009) are less than $187,500.00 and

on January 3 of every year thereafter during the term of this agreement if the royalties paid for the calendar year prior to January 3 payment date are less than $187,500.00.

XIII

This agreement shall be null and void unless the Parties have executed and delivered to the other the following:

1. Manufacturing Agreement;
2. Exclusive License Agreement
3. Exclusive Patent and Trademark License

Additionally, a breach or termination of one of the Agreements shall be deemed at the option of the non-breaching party, a termination of all of the Agreements, and the terms and conditions relating of each of the Agreements relating to termination shall be applicable. The non-breaching party may elect to retain all or part of the Agreements and seek, as a remedy, damages as provided by law.

XIV. TITLE AND OWNERSHIP

Subject to the license granted herein Petito shall own and retain all rights, titles and interests in, to and under the Products, Patent, the Licensed IP, and Proprietary IP and the Products, the Patent, the Licensed IP, and Proprietary IP included in the Agreements are and shall remain the property of Petito or Applied Nutritonals LLC.

XV

Customer shall have such use of the Proprietary IP as may be permitted in writing by Petito.

IN WITNESS WHEREOF, the duly authorized representatives of each of the Parties have executed this Agreement as of the Effective Date.

By: George D. Petito 11/28/07
George D. Petito

WOUND CARE INNOVATIONS, L.L.C.

By: Scott Haire 11-28-07
Scott A. Haire, President